Exhibit 99.2
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the use in the Offer to Purchase, dated March 19, 2007, of our report dated February 26, 2007, relating to the consolidated financial statements of Comm Bancorp, Inc., which is contained in that Offer to Purchase.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Allentown, Pennsylvania
March 15, 2007